Exhibit (a)(1)(L)
EMAIL TO ALL ELIGIBLE EMPLOYEES
To: All Eligible Employees
Date: Monday, November 8, 2010
Please be aware of changes in the details of the upcoming meetings to be held in order to help explain the offer and to answer any questions you may have in connection with the Offer to Exchange. The following are the new dates, times and webcast URLs for each of the listed locations:
•	[DATE], at [TIME AND LOCATION], and [TIME AND LOCATION]

•	[DATE], at [TIME AND LOCATION]

•	[DATE], at [TIME AND LOCATION]
If you cannot attend in person, you may attend via teleconference (passcode [CODE] in all cases) at:
•	[LOCATION] [DIAL-IN]

•	[LOCATION] [DIAL-IN]

•	[LOCATION] [DIAL-IN]

•	[LOCATION] [DIAL-IN]

•	[LOCATION] [DIAL-IN]

•	[LOCATION] [DIAL-IN]
and/or webcast at:
•	[LOCATION]: [URL]

•	[LOCATION]: [URL]

•	[LOCATION]: [URL]